SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. )

Filed by the Registrant [ ]
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Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-
12

BDCA Venture, Inc.
(Name of Registrant as Specified in Its Charter)

Bulldog Investors, LLC
Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Bulldog Investors, 250 Pehle Avenue, Suite 708, Saddle Brook, NJ 07663
(201) 881-7111 // Fax: (201)556-0097 // pgoldstein@bulldoginvestors.com

			May 2-, 2015

Dear Fellow Stockholder of BDCA Venture:

	On January 29, 2013, Tim Keating, BDCV's CEO and Chairman of the board of directors wrote a letter to stockholders bemoaning the fact that BDCV's 2012 year-end stock price of $6.27 was 23% below the last reported net asset value ("NAV") of $8.14. However, Mr. Keating was optimistic that management was on the right track to correcting that discrepancy:

     We...believe that there is a private to public valuation arbitrage opportunity that can be exploited by providing growth capital to
     private      companies seeking to go public, and then benefiting
     from the transformation in value associated with becoming public as they complete IPOs...Our goal over time is to attract additional analyst coverage, increase institutional ownership, increase average daily trading volume to a level in line with our peer group and, finally, to eliminate the discount between the stock price and NAV. (emphasis added).

	Since then, the NAV has declined to $6.71 (as of March 31, 2015) and the discount has increased to 25%. It is fair to conclude that Mr. Keating's plan for NAV growth and a narrower discount has been an utter failure.

	Bulldog Investors is BDCV's largest stockholder. We have had concerns about BDCV's future for a while and communicated those concerns to management. In a recent letter to the board of directors, we said:
"Certainly, this is not the time to go 'all in'. Instead, we urge the board to accept reality and determine the best way to maximize shareholder value within a reasonable period of time." As we explained:

   The question is, given the current circumstances, what should a diligent board do to maximize shareholder value? Maintaining the status quo seems like a poor choice. Given the Fund's small size, high expense ratio, and poor prospects for raising capital, we believe the board should pursue a liquidity event like a sale or a merger of the Fund into a larger business development company. Alternatively, an orderly liquidation of the Fund - not a fire sale -- should also be considered.

	We had what we believed were some productive discussions with management but they abruptly came to a halt after we proposed adding a stockholder representative to the board. Management then became uncommunicative and openly hostile. It decided to circle the wagons and go "full speed ahead" with its ill-advised plan to turn BDCV into an income oriented fund. That plan is almost certainly doomed to fail because of BDCV's tiny size and massive expense ratio. As explained below, other recent developments have caused us to lose confidence in BDCV's management. We can only conclude that management is either in denial about its past failures or just plain greedy. In any case, we believe the status quo is unacceptable and new management is urgently neededin order to stem further depletion of shareholder value.

BDCV HAS BEEN A TERRIBLE INVESTMENT

On December 12, 2011, BDCV stock was first listed and opened at $10. Since then, its stock has never closed a single day in double digits. It currently trades at just over $5 per share. To say that BDCV has failed to meet its objective of maximizing total return is an understatement. Despite having a tailwind of one of the greatest bull marketsin history, BDCV stockholders have incurred significant losses.According to Bloomberg, fromDecember 12, 2011 until December 31, 2014, the NASDAQ composite index returned 89.1% while BDCV stockholders actually lost 35.8% of their investment!

MISALIGNMENT OF INTERESTS

In contrast to the pain felt by stockholders, BDCV's managers and service providers have fared quite well. For starters, the investment manager gets an annual base fee of 2% of gross assets.Over the past three years, its total base fees alone totaled more than $4.5 million -- about 45 cents per share! On top of that, it gets so called "incentive fees" of 20% of any net realized capital gains (net of unrealized losses). Over the past three years, incentive fees have totaled another $2.5 million- about 25 cents per share! It is hard to comprehend but BDCV's expenses over the past three years total $13.25 million - a staggering $1.33 per share! It is no wonder that stockholders find it hard to make any money from BDCV.

BDCV'S HUGE TRADING DISCOUNT

BDCV's recent stock price is currently about $5.05 per share, a 25% discount from its March 31st NAV of $6.71. We believe the main reason for BDCV's large trading discount is its (1) abysmal past performance, and (2) the crushing drag on NAV from the exorbitant fees and expenses it pays to its service providers. Thus, a wide discount is deserved and it may well get wider under the incumbent management.

MANAGEMENT'S HALF-BAKED TURNAROUND PLAN

In response to its woeful performance, management has adopted a so-called "New Investment Strategy" to "maked debt investments in privately held growth companies" even though it warns that these sorts of investments may not "adequately[compensate BDCV]for the risk." Whatever the theoretical merit of such a plan, it cannot be executed in the foreseeable future because, according to management, most of the cash needed to do so is unlikely to be available until at least 2017. Meanwhile, the investment manager, protected by a seemingly clueless board of directors, will continue to feed at the stockholders' trough, causing the NAV to further decline.
All in all, the New Management Plan is likely to have about as much effect of stockholder value as rearranging the deck chairs on a sinking Titanic.

TROUBLING RELATED PARTY TRANSACTIONS AND RESIGNATIONS

In addition to the huge fees BDCV pays to the investment manager, it also pays RCS Advisory Services, an affiliate of the investment manager, for legal services, website design and maintenance, and investor relations services. In 2014, these fees totaled $121,494. Paying an affiliate for ancillary services is a huge red flag. Was a competitive process used before engaging RCS Advisory Services?

On January 28, 2015, Grant Thornton resigned as BDCV's independent registered public accounting firm apparently because it did not want to be associated with a principal of BDCV's investment manager after he stepped down as the CEO of another company in the wake of an accounting scandal at that firm.

Then, on April 6, 2015, Robert T. Cassato, an independent director and a member of BDCV's Audit Committee, Compensation Committee and Nominating Committee, resigned without explanation.

These facts are troubling, to say the least. And, management has not been forthcoming about providing any details about them.

CONTEMPT FOR STOCKHOLDER DEMOCRACY

To add insult to injury, BDCV's board of directors has stooped to breaching its fiduciary duty to conduct a fair annual stockholder meeting by misusing the election machinery to entrench themselves. We gave management advance notice of our intent to nominate director sat the meeting and to make two proposals designed to maximize stockholder value. In a desperate attempt to avoid being ousted by stockholders, Rick Schweiger, BDCV's corporate secretary, warned: "You should expect that [Mr. Keating] will rule your nominations and business out of order and that they will not be considered at the Annual Meeting." Management's dubious excuse for its heavy handed anti-democratic position is that we did not provide it with certain personal and proprietary information that it would like to use against us in a proxy contest. We asked management why it needs this information but it has refused to respond. (Management even makes the audacious claim that it can prevent stockholders from voting to terminate its egregious investment management contract which federal law permits them to do "at any time!")

Be assured that we will not let management get away with its unscrupulous misuse of BDCV's election machinery. We expect to seek a court order to ensure that it will not succeed in unilaterally disenfranchising stockholders.

WHAT NEEDS TO BE DONE NOW

It is apparent to anyone except management that BDCV's expenses need to be slashed. Whether due to greed or a refusal to face financial reality -- the board and management have been unwilling to do the right thing.
Hence, they need to be replaced. Fortunately, stockholders that are fed up with poor performance and broken promises of better times ahead will have an opportunity to do just that at the annual meeting. In addition to electing directors who truly care about maximizing stockholder value, stockholders can terminate the egregious investment management contract. Lastly, stockholders can tell the board to adopt a plan to maximize stockholder value within a reasonable period of time.

THE CHOICE IS CLEAR

Enough is enough! This may be your last chance to protect BDCV from further losses. If you are tired of excuses froma management that views BDCV as its cash cow, it is critical that you vote the enclosed green proxy. If you have already voted management's proxy (even if you voted against the board's nominees), you must vote our green proxy in order to elect our nominees and adopt the two aforementioned proposals to maximize shareholder value that we intend to present at the annual meeting.

You may vote your proxy online at WWW.PROXYVOTE.COM or by telephone at 1-800-454-8683 if your shares are held in street name. Alternatively, you can mail the GREEN proxy card in the enclosed envelope but please do it today.
If you have any questions about how to vote your proxy, please call InvestorCom at 1-877-972-0090.

							Very truly yours,

							/S/ Phillip Goldstein

							Phillip Goldstein
							Principal




PROXY STATEMENT OF BULLDOG INVESTORS, LLC IN OPPOSITION TO THE SOLICITATION BY THE BOARD OF DIRECTORS OF BDCA VENTURE, INC. FOR THE 2015 ANNUAL MEETING OF SHAREHOLDERS

Bulldog Investors, LLC ("Bulldog Investors") is sending this proxy statement and the enclosed GREEN proxy card to shareholders of BDCA Venture, Inc.
(the "Fund") of record as of May --, 2015. We are soliciting a proxy to vote your shares at the 2015 Annual Meeting of Shareholders (the "Meeting") which is scheduled for June 11, 2015. Please refer to the Fund's proxy soliciting material for additional information concerning the Meeting and the matters to be considered by shareholders. This proxy statement and the enclosed
GREEN proxy card are first being sent to shareholders on or about May --, 2015.

INTRODUCTION

The Board of Directors has determined to present one matter to be voted upon at the Meeting: the election of four directors. A stockholder affiliated with us has notified management that it intends to nominate three directors at the Meeting and to submit two proposals: (1) a non-binding proposal that the Board consider adopting a plan to maximize shareholder value within a reasonable period of time, and (2) a binding proposal to terminate the Fund's investment advisory agreement with BDCA Adviser, LLC ("BDCA Adviser"). There is a dispute between the Fund's management and us as to whether we are entitled to present our nominations or proposals at the Meeting. We plan to file a lawsuit for a declaration that our nominees and proposals may be presented at the Meeting. We are soliciting a proxy to vote your shares FOR the election of our nominees as directors and FOR the two stockholder proposals. We intend to deliver a proxy statement and form of proxy to all holders of the Fund's voting shares. Unless we prevail in our lawsuit, the green proxy card may only be counted toward a quorum.

We are soliciting a proxy to vote your shares FOR the election of the nominees named below and FOR the shareholder proposals.

REASONS FOR THE SOLICITATION

As of December 31, 2014, the shares of the Fund were trading at a discount of 28% below their net asset value ("NAV"). We believe shareholders should terminate the Fund's investment advisory agreement to reduce expenses and have an opportunity to realize a price much closer to NAV for their shares. Toward those ends, we are seeking to present the aforementioned proposals and to elect directors who are committed to maximizing shareholder value.

HOW PROXIES WILL BE VOTED

If you complete and return a GREEN proxy card to us, and unless you direct otherwise, your shares will be voted FOR the election of the nominees named below and FOR the shareholder proposals. In addition, you will be granting the proxy holders discretionary authority to vote on any other matters that may come before the Meeting.


VOTING REQUIREMENTS

A quorum for the transaction of business by the shareholders at the Meeting is a majority of the shares outstanding on the record date and entitled to vote. The election of a director requires the affirmative vote of a plurality of the votes cast. Thus, the four nominees receiving the greatest number of votes will be elected. The proposal that the Board consider adopting a plan to maximize shareholder value within a reasonable period of time will be approved if approved by a majority of the votes cast. The proposal to terminate the investment advisory agreement will be approved if the holders of (i) 67% of the shares present or (ii) 50% of the outstanding shares vote for it. An abstention or a broker non-vote is not a vote cast and thus will have no effect on the election of directors or whether the proposal that the Board consider adopting a plan to maximize shareholder value is approved. An abstention or a broker non-vote on the termination proposal will have the same effect as a vote against it. However, since this is a contested solicitation, we do not expect any broker non-votes.

REVOCATION OF PROXIES

You may revoke your proxy prior to its exercise by: (i) delivering a written revocation to us; (ii) executing and delivering a later dated proxy to the inspector of election; or (iii) voting in person at the Meeting. Attendance at the Meeting will not by itself revoke a proxy. There is no limit on the number of times you may revoke your proxy and only your most recent proxy will be counted.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board is comprised of four directors. The Board is nominating four persons and our affiliate intends to nominate the three persons named below. If our nominees are elected, the fourth director elected will be the nominee of the Board that receives the most votes. Each of our nominees has consented to being named in this proxy statement and to serve as a director if elected. None of our nominees is an interested person of the Fund and none owns any shares of the Fund. There are no arrangements or understandings between Bulldog Investors or any of its affiliates and any nominee in connection with the nominations. Please refer to the Fund's proxy soliciting material for additional information concerning the election of directors.

Gerald Hellerman (born 1937); 5431 NW 21st Avenue, Boca Raton, FL 33496 - Mr. Hellerman owned and served as Managing Director of Hellerman Associates, a financial and corporate consulting firm, from 1993 to 2013. Mr. Hellerman is a director and chairman of the audit committee of Imperial Holdings, a director and chairman of the Audit Committee of MVC Capital, a director, chief compliance officer of the Mexico Equity and Income Fund and Special Opportunities Fund, Inc., and a director for Ironsides Partners Opportunity Offshore Fund. Mr. Hellerman also served as a financial analyst and later as a branch chief with the U.S. Securities & Exchange Commission over a ten-year period, as Special Financial Advisor to the U.S. Senate Subcommittee on Antitrust and Monopoly for four years, and as the Chief Financial Analyst of the Antitrust Division of the U.S. Department of Justice for 17 years.

Andrew Dakos (born 1966); Park 80 West, Plaza Two, 250 Pehle Ave., Suite 708, Saddle Brook, NJ 07663 -- Mr. Dakos is a member of Bulldog Investors, LLC, the investment adviser of Special Opportunities Fund, Inc. and the investment partnerships comprising the Bulldog Investors group of private funds. He also is a manager of Kimball & Winthrop, LLC, the managing general partner of Bulldog Investors General Partnership, since 2012. From 2001-2012, Mr. Dakos was a member of the general partners of several private funds in the Bulldog Investors group of private funds and in 2012 became a member of Bulldog Holdings, LLC which became the sole owner of such general partners. Mr. Dakos has been a director of Special Opportunities Fund, Inc., a closed-end fund, since 2009, and the Mexico Equity and Income Fund, Inc., a closed-end fund, since 2001. He has also been a director of Imperial Holdings, Inc., a specialty finance company, since 2012, and Brantley Capital Corporation, a business development company, intermittently from 2005-2013. From 2009-2012 he served as Chief Compliance Officer of Bulldog Investors, LLC.

Richard Cohen (born 1954); Lowey Dannenberg Cohen & Hart, P.C., One North Broadway, 5th Floor, White Plains, New York 10601-2310 - Since 1998, Mr. Cohen has been employed as a lawyer by Lowey Dannenberg Cohen & Hart, P.C., a law firm that represents investors and directors in public companies, including closed-end funds. He has been a Director of Lowey Dannenberg since 2005, served as its President from 2008-2014 and became the Chairman in 2015. He served as a Director, and was on the audit, compensation and nominating committee of, MGT Capital Corporation from 2011-2012. Mr. Cohen has represented institutional investors in a number of stockholder voting rights and corporate governance cases, and has advised boards of directors of public companies for more than 30 years.

Unless instructions to the contrary are given, your proxy will be voted in favor of each of the aforementioned nominees.

PROPOSAL 2: THE SHAREHOLDERS REQUEST THAT THE BOARD OF DIRECTORS CONSIDER ADOPTING A PLAN TO MAXIMIZE SHAREHOLDER VALUE WITHIN A REASONABLE PERIOD OF TIME.

Adoption of this non-binding proposal will direct the Board to consider adopting a plan to maximize shareholder value within a reasonable period of time. However, the board has the sole power to determine whether to adopt such a plan and to determine its attributes.

Unless instructions to the contrary are given, your proxy will be voted in favor of this proposal.

PROPOSAL 3: THE INVESTMENT ADVISORY AGREEMENT BETWEEN THE FUND AND BDCA ADVISER SHALL BE TERMINATED.

The Investment Company Act of 1940 requires that stockholders be able to vote to terminate a fund's investment advisory agreement "at any time." The Fund's advisory agreement provides for BDCA Adviser to receive a per annum base fee of 2% of The Fund's gross assets plus an incentive fee of 20% of its net realized capital gains. In order to reduce the Fund's costs and maximize shareholder value within a reasonable period of time, we believe the investment advisory agreement should be terminated and the Fund should be managed internally under the Board's supervision.

Unless instructions to the contrary are given, your proxy will be voted in favor of this proposal.

THE SOLICITATION

We intend to solicit proxies by mail, and may utilize other means, e.g., telephone or the internet. Our proxy materials are available at: www.bulldoginvestorsproxymaterials.com. Persons affiliated with or employed by us may assist us in the solicitation of proxies. Banks, brokerage houses and other securities intermediaries will be requested to forward this proxy statement and the enclosed GREEN proxy card to the beneficial owners for whom they hold shares of record. We will reimburse these organizations for their reasonable out-of-pocket expenses.

Initially, we and our clients will bear all of the expenses related to this proxy solicitation. Because we believe that all shareholders will benefit from this solicitation, we intend to seek, subject to any applicable regulatory requirements, reimbursement of our expenses from the Fund. Shareholders will not be asked to vote on the reimbursement of these expenses, which we estimate will total $100,000.

PARTICIPANTS

Bulldog Investors, 250 Pehle Avenue, Suite 708, Saddle Brook, NJ 07663, is the soliciting stockholder and as of May --, 2015 beneficially owns ------- shares on behalf of clients which were purchased at various times beginning on -----------. No "participant" has any direct or indirect arrangement or understanding with any person with respect to any securities of the Fund or with respect to future employment by the Fund or any of its affiliates or to any future transactions to which the Fund or any of its affiliates will or may be a party. A "participant," as defined by the SEC, includes Bulldog Investors, the nominees designated above, and each client advised by Bulldog Investors. The SEC's definition of a "participant" may be misleading because it suggests that a "participant" has a greater role in a solicitation than may be the case.

May --, 2015







PROXY CARD

THIS PROXY IS SOLICITED BY BULLDOG INVESTORS, LLC IN OPPOSITION TO THE BOARD OF DIRECTORS OF BDCA VENTURE, INC. (THE "FUND") FOR THE FUND'S 2015 ANNUAL MEETING OF SHAREHOLDERS (THE "MEETING").

The undersigned hereby appoints Phillip Goldstein, Rajeev Das, and Andrew Dakos and each of them, as the undersigned's proxies, with full power of substitution, to attend the Meeting and any adjourned or postponed Meeting, and to vote on all matters that come before the Meeting the number of shares that the undersigned would be entitled to vote if present in person, as specified below.

(INSTRUCTIONS:  Mark votes by placing an "x" in the appropriate [  ].)

1. ELECTION OF DIRECTORS (NOTE: THIS PROXY IS ONLY AUTHORIZED TO VOTE (OR TO WITHHOLD AUTHORITY) FOR THE FOLLOWING THREE NOMINEES AND WILL NOT BE USED TO ELECT A FOURTH DIRECTOR)

[  ] FOR GERALD HELLERMAN 		[  ] WITHHOLD AUTHORITY

[  ] FOR ANDREW DAKOS 			[  ] WITHHOLD AUTHORITY

[  ] FOR RICHARD COHEN 			[  ] WITHHOLD AUTHORITY

2. THE SHAREHOLDERS REQUEST THAT THE BOARD OF DIRECTORS CONSIDER ADOPTING A PLAN TO MAXIMIZE SHAREHOLDER VALUE WITHIN A REASONABLE PERIOD OF TIME.

FOR [   ]		AGAINST [   ]		ABSTAIN [   ]

3. THE INVESTMENT ADVISORY AGREEMENT BETWEEN THE FUND AND BDCA ADVISER SHALL BE TERMINATED.

FOR [   ]		AGAINST [   ]		ABSTAIN [   ]

Please sign and date below.  Your shares will be voted as directed.
If no direction is made, this proxy will be voted FOR the election of the nominees named above, FOR Proposal 2, and FOR Proposal 3. The undersigned hereby acknowledges receipt of the proxy statement dated May --, 2015 of Bulldog Investors and revokes any proxy previously executed.




Signature(s) _______________________  	Dated: _____________